Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
AFFIRMS OPERATIONS AND NO EVENT OF DEFAULT UNDER CREDIT FACILITY
     KILGORE, Texas, September 10, 2008 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (Nasdaq: MMLP). As disclosed in MMLP’s Form 8-K filed with the Securities and Exchange Commission yesterday, Scott D. Martin and one of his affiliated partnerships filed suit in a Harris County, Texas district court against Martin Resource Management Corporation (“MRMC”), Ruben S. Martin, III, Robert Bondurant, Donald R. Neumeyer and Wesley Skelton, in their capacities as directors of MRMC (the “MRMC Director Defendants”), as well as 35 other officers and employees of MRMC (the “Other MRMC Defendants”). MRMC owns and controls 100% of MMLP’s general partner, Martin Midstream GP LLC.
     MMLP is not a party to the lawsuit and the lawsuit does not assert any claims (i) against MMLP, (ii) concerning MMLP’s governance or operations or (iii) against the MRMC Director Defendants or Other MRMC Defendants with respect to their service to MMLP.
     MMLP is in full compliance with all of its covenants under its existing credit facility and no event of default has occurred thereunder as a result of the filing of the lawsuit.
     Ruben Martin, President and CEO of MMLP’s general partner, said, “Martin Midstream Partners’ assets and ongoing businesses have never been better. Both MMLP and MRMC are performing extremely well with record revenues and cash flows through this point of the 2008 fiscal year. The success of Martin Midstream Partners and MRMC is in large part due to every one of the employees named in the lawsuit who have faithfully served MRMC, on average, for over 12 years. Every claim against MRMC and these employees will be vigorously defended.”
     Martin Midstream Partners has been advised by MRMC management that they believe the lawsuit to be without merit. Further, MRMC management has advised MMLP of their intention to vigorously pursue any and all legal actions and remedies available in defense of MRMC, the Director Defendants and the Other MRMC Defendants.
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. MMLP’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas services; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution.
     Additional information concerning MMLP is available on its website at www.martinmidstream.com.
Forward-Looking Statements

     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contacts: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of Martin Midstream GP LLC, the Company’s general partner at (903) 983-6200.

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